Exhibit 5

Sun Life Assurance Company of Canada (U.S.)

One Sun Life Executive Park

Wellesley Hills, MA 02481

     Re:  Sun Life (U.S.) Variable Account F Registration Statement on Form S-3

Gentleman and Ladies:

     I have acted as counsel to Sun Life Assurance Company of Canada (U.S.) ("the Company") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of certain annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and perceived such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

     1.   The Company is a corporation duly organized and validly existing under the laws of the sate of Delaware.

     2.   The Contracts when issued in the manner described in the Registration Statement will be validly issued and will represent binding obligations of the Company and the Account under Delaware law.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference this opinion under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                                                                                        Very truly yours,

                                                                                                        SANDRA M. DaDALT

                                                                                                        Sandra M. DaDalt, Esq.

February 14, 2002